                                                                  EXHIBIT (a)(7)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 20, 1996 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer; the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                              TYLAN GENERAL, INC.

                                      AT

                             $16.00 NET PER SHARE

                                      BY

                            MCTG ACQUISITION CORP.
                         A WHOLLY-OWNED SUBSIDIARY OF

                             MILLIPORE CORPORATION

        MCTG Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Millipore Corporation, a Massachusetts corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), together with all associated Series A Junior Participating Preferred Stock Purchase Rights (together with the Common Stock, the "Shares"), of Tylan General, Inc., a Delaware corporation (the "Company"), at a purchase price of $16.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the consummation of the Offer, Purchaser intends to effect the merger described below.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON TUESDAY, JANUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------
        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) a majority of the total Shares outstanding on a fully diluted basis and as will permit Purchaser to effect the Merger (as defined below) without the vote of any person other than Purchaser (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Introduction and Sections 1 and 13 of the Offer to Purchase for the other conditions of the Offer.

     The Offer is being made in connection with an Agreement and Plan of Merger, dated as of December 16, 1996 (the "Merger Agreement"), among the Company, Parent and Purchaser. Pursuant to the Merger Agreement, and on the terms and subject to the conditions set forth therein, Purchaser will merge with and into the Company (the "Merger"), with the Company to be the surviving corporation in such Merger, and each outstanding Share (other than Shares held by Parent, Purchaser, any other subsidiary of Parent, or the Company, which will be cancelled, and Shares held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price. Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent. At Purchaser's option, the Merger may be alternatively structured so that any direct or indirect subsidiary of Parent is merged with and into the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS, WITHOUT DISSENT, DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND HAS, WITHOUT DISSENT, APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Purchaser reserves the right, subject to the terms of the Merger Agreement, to extend the Offer by giving oral or written notice of such extension to the Depositary (as defined below). Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser expressly reserves the right, in its sole discretion, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions (other than the Minimum Condition, which may not be waived without the prior written consent of the Company) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date or (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period or periods for which the Offer is extended.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased validly tendered Shares if, as and when Purchaser gives oral or written notice to The First National Bank of Boston (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer with respect to such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. Under no circumstances will interest on the Offer Price be paid, regardless of any delay in making such payment.

     The term "Expiration Date" means 12:00 midnight, New York City time, on January 21, 1997, unless Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after February 17, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered and otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3 of the Offer to Purchase.

     This information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]

                               156 Fifth Avenue
                              New York, NY 10010
                         (212) 929-5500 (Call Collect)

                                      or

                         Call Toll Free (800) 322-2885


                     The Dealer Manager for the Offer is:

                          Credit Suisse First Boston

                             Eleven Madison Avenue
                              New York, NY 10010
                         Call Toll Free (800) 323-2197


December 20, 1996

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================================================================================


                                   Proof From DOREMUS & COMPANY
                                   200 Varick Street, New York, NY  212-366-3000
                                   ---------------------------------------------
                                   12/19/96                              Proof 4
                                   FBF-TEN-P                         Primar 3854